Exhibit 99.1

NorthView Acquisition Corporation Announces Exception Granted by Nasdaq to Permit to The Company to Regain Compliance with Listing Rules

New York, NY, September 13, 2024 (GLOBE NEWSWIRE) -- NorthView Acquisition Corporation. (Nasdaq: NVAC) (the “Company”) announced that it has received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company an exception to regain compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). Pursuant to the terms of the exception, the Company must file its Quarterly Reports on Form 10-Q for the periods ending March 31, 2024 and June 30, 2024 on or prior to October 14, 2024. If the Company does not satisfy the terms of the exception, the Staff will provide written notification that the Company’s securities will be delisted. At such time, the Company could appeal the Staff’s determination to a Hearings Panel.

The Company is working diligently and expects to file its Quarterly Reports on Form 10-Q for the applicable periods on or prior to the October 14, 2024 deadline.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About NorthView Acquisition Corporation

NorthView Acquisition Corporation is a blank check company incorporated in the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Fred Knechtel

Fredknechtel@hotmail.com

631 987-8921